Exhibit 10.6

Schedule of Documents

Substantially Similar to

Exhibit 10.5

1.	Employment Agreement between Jameson Inns, Inc. and Steven A. Curlee dated February 19, 2004.

2.	Employment Agreement between Jameson Inns, Inc. and Martin D. Brew dated February 19, 2004.

3.	Employment Agreement between Kitchin Hospitality, LLC and Gregory W. Winey dated February 19, 2004.

4.	Employment Agreement between Kitchin Hospitality, LLC and D. Anthony Maness dated February 19, 2004.